Exhibit 99.1

[BioMed Realty Trust, Inc. Letterhead]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS FOURTH QUARTER AND FULL-YEAR 2011

FINANCIAL RESULTS

Generates Five-Quarter Leasing Volume of 2,000,000 Square Feet; Total Assets and Total Revenues Up 12%

and 14% Over 2010, Respectively

SAN DIEGO, Calif. - February 8, 2012 - BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced financial results for the fourth quarter and full-year ended December 31, 2011.

Fourth Quarter 2011 Highlights

•

Generated total revenues for the quarter of $112.4 million, up 7.0% from $105.0 million in the same period in 2010. Rental revenues for the quarter increased by 7.6% to $85.1 million from $79.2 million in the same period in 2010, the highest in the company’s history for the eighth consecutive quarter.

•	Executed 21 leasing transactions representing approximately 253,900 square feet:

•	14 new leases totaling approximately 141,100 square feet.

•	Seven lease renewals totaling approximately 112,800 square feet.

•	The current operating portfolio was approximately 90.2% leased at quarter end, on a weighted-average basis.

•

Increased consolidated net operating income on a cash basis for the quarter by 7.6%, to $75.4 million from $70.1 million in the same period in 2010. For the fourth quarter of 2011, the company’s operating margin increased to 71.2%, and its operating expense recovery percentage of 81.8% marks the highest performance since the third quarter of 2008.

•	Increased the consolidated portfolio leased percentage by 70 basis points as compared to the third quarter of 2011, driven by an increase of 140 basis points for the company’s properties in Boston.

•	Completed a follow-on public offering of common stock, raising approximately $399.6 million in net proceeds.

•

Acquired Prudential Real Estate Investors’ (PREI) 80% interest in the Rogers Street properties in Cambridge, Massachusetts for $308.0 million, which are now fully unencumbered and 100% owned by the company and comprising approximately 602,000 square feet of laboratory and office space.

•	Increased funds from operations (FFO) for the quarter to $46.9 million ($0.30 per diluted share), as compared to $43.6 million ($0.30 per diluted share) in the fourth quarter of 2010.

•	Increased adjusted funds from operations (AFFO) for the quarter to $43.9 million ($0.28 per diluted share), as compared to $40.6 million ($0.28 per diluted share) in the fourth quarter of 2010.

•	Reported net income available to stockholders for the quarter of $12.1 million ($0.08 per diluted share), as compared to $8.5 million ($0.06 per diluted share) for the same period in 2010.

Subsequent to quarter end, the company entered into a definitive agreement to purchase the Cambridge Place property in Cambridge, Massachusetts for approximately $119.0 million. The property will be approximately 80% leased at acquisition and comprising approximately 286,900 square feet. The acquisition is currently scheduled to close in February 2012, and is subject to customary closing conditions.

Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty, remarked, “The fourth quarter results demonstrate, once again, the long-term value of sure and steady execution of our business model. Our strong financial results, led by record rental revenues for the eighth consecutive quarter, were driven by continued robust gross leasing volume of 253,900 square feet, which pushed our final five-quarter leasing volume to two million square feet and 165% of our original goal. In addition, we opportunistically expanded our footprint in Cambridge, Massachusetts, the world’s foremost center of life science research and discovery, to 3.2 million square feet by taking full ownership of the Rogers Street properties during the quarter, and including the acquisition of Cambridge Place, which is expected to close this month. Our sustained operating success is a byproduct of providing optimal laboratory and office space for leading life science organizations, amassing the industry’s highest-quality portfolio in the best locations, and creating trusted relationships with our tenants by understanding their unique needs.”

2011 Highlights

During the full year 2011, the company:

•	Increased total revenues 13.8% to $439.7 million from $386.4 million in 2010 and rental revenues 12.0% to $330.6 million from $295.1 million in 2010.

•	Generated FFO for the year of $174.8 million ($1.19 per diluted share), as compared to $147.4 million ($1.16 per diluted share) in 2010.

•	Increased AFFO to $167.7 million ($1.14 per diluted share) for the year, as compared to $131.4 million ($1.03 per diluted share) in 2010, an increase of 11% per diluted share.

•	Reported net income available to common stockholders of $26.0 million ($0.19 per diluted share), as compared to $21.9 million ($0.19 per diluted share) for 2010.

•	Executed 87 leasing transactions representing approximately 1.6 million square feet:

•	52 new leases totaling approximately 1.1 million square feet.

•	35 leases amended to extend their terms totaling approximately 540,500 square feet.

•

Including leasing activity in the fourth quarter of 2010, the company executed approximately 2.0 million square feet of gross leasing transactions, representing approximately 165% of its previously disclosed five-quarter goal of 1.2 million square feet.

•

Leasing success drove year-over-year net absorption in same property portfolio of 420 basis points and increased the total operating portfolio leased percentage by 370 basis points to 87.2% at year-end.

•

Acquired eight new properties for a total investment of approximately $431.2 million, increasing the company’s gross assets year-over-year by 13.5% to $4.9 billion at year-end. The properties were 85.0% leased at acquisition and comprise approximately 973,400 rentable square feet:

•	Cambridge/Boston:

•

Acquired PREI’s 80% interest in the Rogers Street properties comprising four properties for a total investment of $308.0 million. BioMed also contributed approximately $35 million to repay its portion of the secured acquisition and interim loan allocated to the Rogers Street properties. The Rogers Street properties include two laboratory and office facilities at 301 Binney Street and 320 Bent Street, as well as the Kendall Crossing Apartments and the 301 Binney Street Garage. The 301 Binney Street and 320 Bent Street properties are 75.7% leased and comprise approximately 601,700 rentable square feet. BioMed previously acquired a 20% interest in the properties in April 2007 concurrent with the joint venture entered into between BioMed and PREI.

•	Acquired 450 Kendall Street in Cambridge, Massachusetts comprising approximately 53,000 square feet of development potential in the Kendall Square area for approximately $8.2 million.

•

San Diego: Acquired the Wateridge Circle property in the Sorrento Valley submarket for approximately $46.5 million. The property was 100% leased at acquisition and comprises approximately 106,500 rentable square feet.

•

Maryland: Acquired the 1701/1711 Research Boulevard property for approximately $17.5 million. The property, which was previously vacant, is now 100% leased to Meso Scale Diagnostics, LLC and comprises approximately 104,700 rentable square feet, as well as approximately 145,000 square feet of development potential.

•

New York: Acquired the Ardsley Park property for approximately $18.0 million. BioMed is proceeding on an extensive renovation of the property, with an estimated total investment by BioMed in the property upon lease commencement of approximately $36.0 million. The property is 100% leased to Acorda Therapeutics, Inc. and ICL-IP America, Inc. and comprises 160,500 rentable square feet, as well as approximately 500,000 square feet of future redevelopment and development potential.

•	Completed early delivery of Gazelle Court, a 176,000 square foot build-to-suit research facility for Isis Pharmaceuticals, Inc. in Carlsbad, California.

•	Further enhanced the company’s liquidity position and balance sheet:

•

Entered into a new, expanded $750 million unsecured line of credit, replacing the previous unsecured line of credit, with interest paid on drawings under the new line of credit set at LIBOR plus 155 basis points, subject to adjustments based on changes to the company’s credit ratings.

•	Raised net proceeds of $399.6 million through the sale of 22,562,922 shares of common stock.

•	Issued $400 million aggregate principal amount of 3.85% unsecured senior notes due 2016, yielding 3.99% to maturity.

•	Paid off approximately $60.2 million in mortgage notes with a weighted-average interest rate of 7.43%.

•

Repurchased 1,280,000 shares of BioMed Realty Trust, Inc.’s Series A preferred stock for approximately $31.1 million, or $24.30 per share, net of accrued dividends of approximately $250,000, or $0.20 per share.

•	Extended the maturity date to August 2013 for the construction loan secured by the 650 East Kendall Street property, which is owned through the company’s joint venture with a fund managed by PREI.

•	Repurchased and redeemed in full the remaining principal balance of $19.8 million of the company’s exchangeable senior notes due 2026.

•	Continued to enhance the breadth and depth of the company’s organization:

•	Added Janice L. Kameir as Vice President, Human Resources.

•	Added Robert M. Sistek as Vice President, Finance.

•	Grew the company’s team of professionals to 162 employees at December 31, 2011.

“Our full-year 2011 results were outstanding,” said Kent Griffin, President and Chief Operating Officer of BioMed Realty. “We continue to deliver consistent bottom-line success driven by sustained leasing activity and strong execution across the board. In addition, we made $431 million of tactical new investments which allow us to develop scale, create attractive growth opportunities and produce strong risk-adjusted total returns. We continued to exercise steady, pro-active balance sheet management supporting the continued execution on our proven business model and creating long-term value for our stockholders. Our long-term financial success is tied to the quality of our assets and their locations, and equally attributable to our deep team of talent and coordinated service delivery which supports the world’s most inspiring life science research.”

Fourth Quarter and Full-Year 2011 Financial Results

Total revenues for the fourth quarter were $112.4 million, compared to $105.0 million for the same period in 2010, an increase of 7.0%. For 2011, total revenues increased 13.8% to $439.7 million from $386.4 million in 2010. Rental revenues for the fourth quarter were $85.1 million, compared to $79.2 million for the same period in 2010, an increase of 7.6% and the highest in the company’s history for the eighth consecutive quarter. Rental revenues for 2011 were $330.6 million, compared to $295.1 million in 2010, an increase of 12.0%.

The current operating portfolio was 90.2% leased on a weighted-average basis as of December 31, 2011. Leasing success drove year-over-year positive net absorption in the same property portfolio of 461,000 square feet and increased the leased percentage from 75.8% to 80.0%. Of the leased square footage in the same property portfolio, 588,000 square feet of newly leased space had not yet commenced cash rents as of December 31, 2011, resulting in an increase in same property net operating income (NOI) on a cash basis of 2.2% for the quarter compared to the same period in 2010.

Net income available to common stockholders for the fourth quarter was $12.1 million, or $0.08 per diluted share, compared to $8.5 million, or $0.06 per diluted share, for the same period in 2010. Net income includes a gain of $4.7 million recognized upon the acquisition of the controlling interest of the Rogers Street properties. The gain on the Rogers Street transaction is excluded from FFO and AFFO results.

FFO for the quarter was $46.9 million, or $0.30 per diluted share, compared to $43.6 million, or $0.30 per diluted share, for the same period in 2010. FFO for 2011 was $174.8 million, or $1.19 per diluted share, compared to $147.4 million, or $1.16 per diluted share, in 2010. AFFO for the quarter was $43.9 million, or $0.28 per diluted share, compared to $40.6 million, or $0.28 per diluted share, for the same period in 2010. AFFO for 2011 was $167.7 million, or $1.14 per diluted share, compared to $131.4 million, or $1.03 per diluted share, in 2010.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Portfolio Update

During the quarter ended December 31, 2011, the company executed 21 leasing transactions representing approximately 253,900 square feet.

During 2011, the company executed a total of 87 leasing transactions representing approximately 1.6 million square feet, including 52 new leases totaling approximately 1.1 million square feet and 35 leases amended to extend their terms totaling approximately 540,500 square feet. Including leasing activity in the fourth quarter of 2010, the company executed approximately 2.0 million square feet of gross leasing transactions, representing approximately 165% of its original five-quarter goal of 1.2 million square feet.

During the quarter ended December 31, 2011, the company acquired the remaining 80% interest in the Rogers Street properties in Cambridge, Massachusetts for $308.0 million, increasing the company’s ownership to 100%. BioMed also contributed approximately $35 million to repay its portion of the secured acquisition and interim loan allocated to the Rogers Street properties. The Rogers Street properties comprise approximately 601,700 square feet of laboratory and office space and include 320 Bent Street, 301 Binney Street, 301 Binney Garage and the Kendall Crossing Apartments.

Subsequent to quarter end, the company executed a contract to purchase the Cambridge Place property in Cambridge, Massachusetts for approximately $119.0 million. The property will be approximately 80% leased at acquisition and comprising approximately 286,900 square feet. The acquisition is currently scheduled to close in February 2012, and is subject to customary closing conditions.

For the full year 2011, the company acquired eight new properties for a total estimated investment of approximately $431.2 million comprising approximately 973,400 rentable square feet, which were 85.0% leased at acquisition on a weighted-average basis. In addition, the company completed early delivery of Gazelle Court, a 176,000 square foot build-to-suit research facility for Isis Pharmaceuticals, Inc. in Carlsbad, California.

At December 31, 2011, the company’s total portfolio comprised approximately 12.4 million rentable square feet, with an additional 3.7 million square feet of development potential.

Financing Activity

During 2011, the company completed the following capital raising activities:

•	March 2011: Issued $400 million aggregate principal amount of 3.85% unsecured senior notes due 2016, yielding 3.99% to maturity.

•

July 2011: Entered into a new, expanded $750 million unsecured line of credit, replacing the previous unsecured line of credit, with interest paid on drawings under the new line of credit set at LIBOR plus 155 basis points, subject to adjustments based on changes to the company’s credit ratings.

•

August 2011: Extended the maturity date to August 2013 for the construction loan secured by the 650 East Kendall Street property, which is owned through the company’s joint venture with a fund managed by PREI.

•	November 2011: Raised net proceeds of $399.6 million through the follow-on public offering of 22,562,922 shares of common stock.

During 2011, the company completed the following other financing transactions:

•	Paid off approximately $60.2 million in mortgage notes with a weighted-average interest rate of 7.43%.

•

August 2011: Repurchased 1,280,000 shares of the company’s Series A preferred stock for approximately $31.1 million, or $24.30 per share, net of accrued dividends of approximately $250,000, or $0.20 per share.

•	October 2011: Repurchased and redeemed in full the remaining principal balance of $19.8 million of the company’s exchangeable senior notes due 2026.

At December 31, 2011, the company’s debt to total gross assets ratio was 34.5%.

According to Greg Lubushkin, BioMed Realty’s Chief Financial Officer, “In the fourth quarter, we advanced our core balance sheet strategy of match funding investments with permanent capital by raising over $400 million in equity capital ahead of our recent investments in Cambridge. As was the case in 2011, we begin 2012 with very solid financial and liquidity positions which will enable us to continue to capitalize on future growth opportunities throughout the coming year.”

Quarterly and Annual Distributions

BioMed Realty Trust’s board of directors previously declared a fourth quarter 2011 dividend of $0.20 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from October 16, 2011 through January 15, 2012. For the full year 2011, the company declared dividends totaling $0.80 per common share, representing a 27% increase over common stock dividends declared in 2010, and $1.84376 per Series A preferred share.

Earnings Guidance

The company’s revised 2012 guidance for net income per diluted share and FFO per diluted share is set forth and reconciled below. Projected FFO per diluted share is based upon estimated, weighted-average diluted common shares outstanding of approximately 167 million for the full year, including the impact of the assumed conversion of the company’s exchangeable senior notes due 2030.

2012
(Low-High)
Projected net income per diluted share available to common stockholders	$0.19 - $0.27
Add:
Noncontrolling interests in operating partnership	$0.00
Real estate depreciation and amortization	$1.05
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	($0.04)
Projected FFO per diluted share	$1.20 - $1.28

The 2012 guidance has been updated to reflect the impact of the November 2011 common stock offering and investments in the Rogers Street and Cambridge Place properties. In addition, the 2012 guidance includes unidentified future acquisitions totaling approximately $150 million occurring over the latter half of 2012 to fully deploy the proceeds of the November 2011 offering.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, February 9, 2012 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling 866-730-5765 (domestic) or 857-350-1589 (international) with call ID number 58496845. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, February 9, 2012 until midnight Pacific Time on Tuesday, February 14, 2012 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using access code 27497353.

About BioMed Realty Trust

BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in properties comprising approximately 12.4 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Francisco, San Diego, Maryland, New York/New Jersey, Pennsylvania and Seattle, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2011	December 31, 2010
ASSETS
Investments in real estate, net	$3,950,246	$3,536,114
Investments in unconsolidated partnerships	33,389	57,265
Cash and cash equivalents	16,411	21,467
Accounts receivable, net	5,141	5,874
Accrued straight-line rents, net	130,582	106,905
Deferred leasing costs, net	157,255	125,060
Other assets	135,521	107,069

Total assets	$4,428,545	$3,959,754

LIABILITIES AND EQUITY
Mortgage notes payable, net	$587,844	$657,922
Exchangeable senior notes, net	180,000	199,522
Unsecured senior notes, net	645,581	247,571
Unsecured line of credit	268,000	392,450
Accounts payable, accrued expenses and other liabilities	134,924	149,393

Total liabilities	1,816,349	1,646,858
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $198,000,000 and $230,000,000 liquidation preference ($25.00 per share), 7,920,000 and 9,200,000 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	191,469	222,413
Common stock, $.01 par value, 200,000,000 shares authorized, 154,101,482 and 131,046,509 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	1,541	1,310
Additional paid-in capital	2,773,994	2,371,488
Accumulated other comprehensive loss	(60,138)	(70,857)
Dividends in excess of earnings	(304,759)	(221,176)

Total stockholders’ equity	2,602,107	2,303,178
Noncontrolling interests	10,089	9,718

Total equity	2,612,196	2,312,896

Total liabilities and equity	$4,428,545	$3,959,754

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Revenues:
Rental	$85,138	$79,157	$330,616	$295,107
Tenant recoveries	26,226	23,580	102,302	87,403
Other revenue	1,006	2,299	6,781	3,927

Total revenues	112,370	105,036	439,699	386,437

Expenses:
Rental operations	32,056	30,680	128,809	112,438
Depreciation and amortization	36,762	32,196	142,681	115,355
General and administrative	9,169	6,379	30,966	25,901
Acquisition related expenses	309	665	1,099	3,053

Total expenses	78,296	69,920	303,555	256,747

Income from operations	34,074	35,116	136,144	129,690
Equity in net loss of unconsolidated partnerships	(640)	(958)	(2,489)	(1,645)
Interest expense, net	(21,725)	(21,480)	(89,181)	(86,073)
Other income/(expense)	4,244	262	(1,760)	(2,658)

Net income	15,953	12,940	42,714	39,314
Net income attributable to noncontrolling interests	(244)	(178)	(525)	(498)

Net income attributable to the Company	15,709	12,762	42,189	38,816
Preferred stock dividends	(3,651)	(4,241)	(16,033)	(16,963)
Cost on redemption of preferred stock	—	—	(165)	—

Net income available to common stockholders	$12,058	$8,521	$25,991	$21,853

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.08	$0.06	$0.19	$0.19

Weighted-average common shares outstanding:
Basic	140,909,345	129,599,798	132,625,915	112,698,704

Diluted	143,889,324	132,601,048	135,609,843	115,718,199

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and twelve months ended December 31, 2011 and 2010 was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income available to the common stockholders	$12,058	$8,521	$25,991	$21,853
Adjustments:
Gain on revaluation of acquired unconsolidated partnerships	(4,679)	—	(4,679)	—
Noncontrolling interests in operating partnership	252	188	569	546
Interest expense on exchangeable notes due 2030	1,688	1,688	6,750	6,563
Depreciation and amortization - unconsolidated partnerships	826	1,014	3,636	3,206
Depreciation and amortization - consolidated entities	36,762	32,196	142,681	115,355
Depreciation and amortization - allocable to noncontrolling interest of consolidated joint ventures	(27)	(26)	(104)	(93)

Funds from operations available to common shares and units - diluted	$46,880	$43,581	$174,844	$147,430

Funds from operations per share - diluted	$0.30	$0.30	$1.19	$1.16

Weighted-average common shares and units outstanding - diluted (1)	155,368,154	143,819,711	147,061,166	126,895,309

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of FFO to AFFO for the three and twelve months ended December 31, 2011 and 2010 was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Funds from operations available to common shares and Units - diluted	$46,880	$43,581	$174,844	$147,430
Adjustments:
Recurring capital expenditures and tenant improvements	(3,201)	(2,867)	(13,880)	(10,726)
Leasing commissions	(1,192)	(887)	(4,317)	(3,290)
Non-cash revenue adjustments	(4,000)	(3,617)	(14,041)	(24,518)
Non-cash debt adjustments	3,045	2,204	15,819	12,837
Non-cash equity compensation	2,029	1,673	7,583	6,989
Cost on redemption of preferred stock	—	—	165	—
Depreciation included in general and administrative expenses	387	376	1,600	1,445
Share of non-cash unconsolidated partnership adjustments	(10)	146	(35)	1,245

Adjusted funds from operations available to common shares and units	$43,938	$40,609	$167,738	$131,412

Adjusted funds from operations per share - diluted	$0.28	$0.28	$1.14	$1.03

Weighted-average common shares and units outstanding - diluted(1)	155,368,154	143,819,711	147,061,166	126,895,309

(1)	The three and twelve months ended December 31, 2011 and December 31, 2010 include 10,017,858 and 9,914,076 shares of common stock, respectively, potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended December 31, 2011 and December 31, 2010 include 1,460,972 and 1,304,587 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The twelve months ended December 31, 2011 and December 31, 2010 include 1,433,465 and 1,263,034 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate AFFO by adding to FFO: (a) amounts received pursuant to master lease agreements on certain properties, which are not included in rental income for GAAP purposes, (b) non-cash revenues and expenses, (c) recurring capital expenditures and tenant improvements, and (d) leasing commissions.

Our computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.